Exhibit 99.1

News Release

Contact:	Investors: Cameron Hopewell – Managing Director, Investor Relations – (615) 263-3024
Media: Steve Owen – Managing Director, Communications – (615) 263-3107

CCA Appoints Scott Irwin to Succeed Steve Groom as General Counsel

NASHVILLE, Tenn. – June 13, 2016 – Corrections Corporation of America (NYSE: CXW) (the “Company” or “CCA”), America’s largest owner of partnership correctional, detention, and reentry facilities, announced today that Scott Irwin has been appointed by the Board of Directors to succeed Steve Groom as the Company’s Executive Vice President, General Counsel and Secretary, effective June 15, 2016. On August 31, 2015, Groom informed the Company of his intent to retire from his position as General Counsel following the identification of his successor. He has agreed to remain with the Company for a two-year period to facilitate an orderly transition and to assist with other projects.

Commenting on the transition, Damon Hininger, CCA’s President and Chief Executive Officer said, “On behalf of the Board of Directors and the entire management team, I extend our sincere gratitude to Steve for his dedicated service to CCA as General Counsel over the last six years, and as Vice President and Deputy General Counsel for the preceding nine years. We are grateful for the important contributions Steve has made to CCA’s success during his tenure, and look forward to his continued contributions as he assumes his transition role as Special Counsel.”

Hininger continued, “At the same time, we are pleased to have Scott Irwin join the CCA team. His extensive knowledge of securities and corporate law coupled with significant experience at several publicly-traded companies, particularly in the REIT industry, make him an ideal addition to CCA’s executive leadership team. I look forward to working with Scott as we continue to expand and improve CCA’s position as the nation’s leader in partnership corrections.”

Irwin, 49, joins CCA with nearly 25 years of legal experience. Most recently, he served as Senior Vice President, General Counsel and Secretary for Associated Estates Realty Corporation, a public REIT specializing in multifamily apartment properties, from 2013 to 2015. From 2010 to 2013, he served as Executive Vice President, General Counsel and Secretary for Buffets, Inc., the largest U.S. buffet-style restaurant company with a real estate portfolio of more than 500 owned and leased properties. Previously, Irwin served in executive legal roles at International Paper Company and General Electric, as well as a Partner at an AmLaw 100 law firm. Irwin received his juris doctor from The Ohio State University College of Law, where he graduated summa cum laude, served as Editor of The Ohio State Law Journal and was inducted into the Order of the Coif. Irwin received his bachelor of arts, summa cum laude, from Kent State University, where he was inducted into Phi Beta Kappa.

10 Burton Hills Boulevard, Nashville, Tennessee 37215, Phone: 615-263-3000

About CCA

CCA, a publicly traded real estate investment trust (REIT), is the nation’s largest owner of partnership correctional, detention, and residential reentry facilities and one of the largest prison operators in the United States. We own or control 73 correctional, detention and reentry facilities, with a design capacity of approximately 75,000 beds, and manage 11 additional facilities owned by our government partners with a total design capacity of approximately 14,000 beds, in 20 states and the District of Columbia. CCA specializes in owning, operating and managing prisons and other correctional facilities and providing residential, community reentry and prisoner transportation services for governmental agencies. In addition to providing fundamental residential services, our facilities offer a variety of rehabilitation and educational programs, including basic education, faith-based services, life skills and employment training and substance abuse treatment. These services are intended to help reduce recidivism and to prepare offenders for their successful reentry into society upon their release.

CCA takes no responsibility for updating the information contained in this press release following the date hereof to reflect events or circumstances occurring after the date hereof or the occurrence of unanticipated events or for any changes or modifications made to this press release or the information contained herein by any third-parties, including, but not limited to, any wire or internet services.

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